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                                                     26 September 1997


RSL Communications, Ltd.
Clarendon House
Church Street
Hamilton HM CX
Bermuda


Gentlemen

RSL Communications, Ltd. (the "Company")
Form S-1 Registration Statement under The United States Securities Act of 1993 Reg. No. 333-34281 ("Form S-1")

You have requested our opinion with respect to the material set forth under the heading "Certain Bermuda Tax Considerations" in the prospectus (the "Prospectus") included in the Form S-1 initially filed by the Company on 25th August, 1997 in connection with the Company's proposed offering and sale of Class A Common Shares in the Company.

In connection with your request, you have provided us with the Form S-1, including the Prospectus and such other documents as we have deemed necessary or appropriate to review in rendering this opinion.

It is our opinion that the tax discussion set forth under the heading "Certain Tax Bermuda Tax Considerations" in the Prospectus is accurate as of the date hereof in all material respects.

We hereby consent to the use of our name under the caption "Legal Matters" in the Prospectus and to the use of this opinion as an exhibit to the Prospectus which is part of the Form S-1.

Yours faithfully,

/s/ Conyers, Dill & Pearman